THIS AGREEMENT made as of the 1st day of August 2003


BETWEEN:       AVVAA World Health Care Products
               a Company incorporated pursuant to the laws of the state of Nevada and having an office address located at 3018 Schaeffer Road, Falkland, British Columbia, V0E 1W0

               (the "Employer")

AND:           Ron Reynolds
               Vernon, B. C.

               (the "Executive").

WHEREAS the Employer is engaged in the manufacture, marketing and distribution of health care products including a line of products known as Neuroskin; The Company has a plan to market and distribute other products and various lines of products according to the strategic Business Plan.

AND WHEREAS the Employer and the Executive have agreed to enter into an employment relationship for their mutual benefit;

THIS AGREEMENT witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1. Duties

         The Employer appoints the Executive to undertake the duties and exercise the powers as Vice President , Manufacturing & Distribution of the Employer as may be requested by the President and/or CEO and in the other offices to which she may be appointed by the subsidiary companies of the Employer, and the Executive accepts the office, on the terms and conditions set forth in this agreement.

2. Term

         The appointment shall commence with effect from August 1, 2003, and shall continue until terminated in accordance with the provisions of this agreement.

3. Compensation

         (1) The fixed remuneration of the Executive for her services shall be at the rate of $72,000 USD for the first year of employment pursuant to this contract commencing the 1st day of August, 2003 The fixed remuneration shall be reviewed by the Compensation Committee of the Board of Directors after the 12 months anniversary of employment and thereafter on June 1st of each year, pursuant to this contract. The review will be undertaken by assessing the Executive's achievement of the over-all objectives established by the Employer and by having regard to the market rates of remuneration paid in Canada and United States for similar duties and responsibilities.


         (2) In addition to the fixed remuneration, the Executive may, in the absolute discretion of the Employer, receive from the Employer a bonus payment for her services for each year during the period of her employment under this contract from and including the year commencing the 1st day of June, 2003.

         (3) It is the intention of the Employer to establish a Stock Option Plan for certain of its directors, employees and independent contractors. The Employer intends that the total number of common shares of issued under the Employer's Stock Option Plan, shall not exceed 15% shares of the authorized common stock. It is the intent that the Executive will be granted options on the common shares of the Employer, the number of which to be determined by the Compensation Committee of the Board of Directors.

         (4) The Employer in its sole discretion will contribute up to 5% of the fixed remuneration per year to savings plan for the benefit of the Executive.

         (5) The Employer further agrees, to pay the Executive a fee of Two Hundred and Fifty Thousand (250,000) 144 restricted shares of the Employer's common stock. These shares will be delivered within thirty (30) days after August 1, 2003. All shares transferred are considered fully earned and non-assessable as of the date delivered.

4. Benefits

         (1) Automobile. The Executive shall be provided with an automobile in the $40,000Cdn to $50,000 Cdn value range by the Employer.

         (2) Expenses. It is understood and agreed that the Executive will incur expenses in connection with his or her duties under this agreement. The Employer will reimburse the Executive for any expenses provided that the Executive provides to the Employer an itemized written account and receipts acceptable to the Employer within [thirty] days after they have been incurred. The Executive will not be reimbursed for any item in excess of $2,000 USD unless approved in advance by the President and/or CEO.

         (3) Benefit plans. The Executive shall participate in all benefit plans (the "Employee Benefits") which the Employer provides, including medical/hospital and extended health care benefits and life insurance, which life insurance shall be in the amount of two times fixed remuneration during the currency of this agreement. The Employer reserves the right to unilaterally revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether. Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or formal plan documents or policies and any issues with respect to entitlement or pay of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

         (4) Club fees. Recognizing the extra requirement for customer entertainment by the Executive, the Employer will provide for initiation and annual dues payments for one health or luncheon club.

5 Authority

         (1) The Executive shall have, subject always to the general or specific instructions and directions of the President and/or CEO of the Employer, full power and authority to manage and direct the business and affairs of the Employer ,including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Employer, provided always that no contract shall be made which might involve the Employer in an expenditure exceeding $10,000 US per annum without, in each case, the prior approval of the President and/or CEO of the Employer.

         (2) The Executive shall conform to all lawful instructions and directions given to him or her by the President and/or CEO of the Employer, and obey and carry out the by-laws of the Employer.

6. Service

         (1) The Executive, throughout the term of his or her appointment, shall devote his or her full time and attention to the business and affairs of the Employer and its subsidiaries and shall not, without the consent in writing of the President and/or CEO of the Employer undertake any other business or occupation or become a director, officer, employee or agent of any other company, firm or individual.

         (2) The Executive shall well and faithfully serve the Employer and its subsidiaries and use his or her best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Employer and its subsidiaries to any person other than the Directors of the Employer or for any purposes other than those of the Employer any information the Executive may acquire in relation to the Employer's business.

7. Non-competition

         (1) The Executive agrees with and for the benefit of the Employer that for a period of twenty-four months from the date of termination of the Executive's employment, however caused, the Executive will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other manner:

         (a) carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his or her name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the business of the Employer including, without limitation, any business relating to health care within the geographical area of North America, or

         (b) solicit or accept business with respect to products competitive with those of the Employer from any of the Employer's customers, wherever situate;

provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Employer, provided that the Executive shall not directly or indirectly, own more than 10% of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

         (2) The Executive further agrees that, during employment pursuant to this agreement and for a period of twelve months following termination of employment, however caused, the Executive will not hire or take away or cause to be hired or taken away any employee of the Employer or, following termination of the Executive's employment, any employee who was in the employ of the Employer during the twelve months preceding termination.

8. Confidential Information

         (1) The Executive acknowledges that as the Executive Vice President Sales and Marketing and in any other position as the Executive may hold, the Executive will acquire information about certain matters and things which are confidential to the Employer, and which information is the exclusive property of the Employer, including:

         (a)      product design and manufacturing information;

         (b) names and addresses, buying habits and preferences of present customers of the Employer, as well as prospective customers;

         (c)      pricing and sales policies, techniques and concepts;

         (d)      trade secrets, and

         (e) other confidential information concerning the business operations or financing of the Employer.

         (2) The Executive acknowledges the information as referred to in paragraph 8(1) could be used to the detriment of the Employer. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of the Executive's employment except as may be necessary in the proper discharge of his or her employment under this agreement, or after the term of his or her employment, however caused, except with the written permission of an officer of the Employer. The Executive also agrees that the unauthorized disclosure of any such information during the life of this agreement shall justify the immediate termination of this agreement by the Employer.

         (3) The Executive acknowledges that in addition to any and all rights of the Employer, the Employer shall be entitled to injunctive relief in order to protect the Employer's rights and property as set out in paragraphs 1 and 2 of this section.

         (4) The Executive understands and agrees that the Employer has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraph 7 and those contained in paragraph 8 of this agreement and the Executive's agreement to them by his execution of this agreement, are of the essence to this agreement and constitute a material inducement to the Executive to enter into this agreement and to employ the Executive, and that the Employer would not enter into this agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Executive against the Employer whether predicated on this agreement or otherwise, shall not constitute a defence to the enforcement by the Employer of the covenants or restrictions provided in paragraphs 7 or 8, provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this agreement or the application of any other covenant or provision.

9. Vacation

         The Executive shall be entitled during each year to six weeks' paid vacation. The vacation shall be taken at the time or times as the President and/or CEO of the Employer may determine. The Executive shall be allowed to carry forward any unused vacation into the next calendar year but not further.

10. Termination of Employment

         (1) Notwithstanding any other provision herein, it is understood and agrees by and between the parties hereto that the Executive may terminate this Agreement in its entirety by giving the Company six months notice of such intention to terminate.

         (2) The Company may terminate this Agreement in its entirety, with or without cause, for any reason whatsoever by payment to the Executive for an amount equal to 2 years salary, if terminated within the first 18 months and if terminated thereafter an amount increasing equally each month reaching a total of $750,000 at the end of year 3 and all outstanding amounts otherwise owing.

11. Employer's Property

         The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to the Executive's employment under this agreement, or furnished by the Employer to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly at the request of the Employer, or in the absence of a request, on the termination of the Executive's employment with the Employer.

12. Assignment of Rights

         The rights which accrue to the Employer under this agreement shall pass to its successors or assigns. The rights of the Executive under this agreement are not assignable or transferable in any manner.

13. Notices

         (1) Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive's address last known to the Employer, or if delivered to the Executive via facsimile.

         (2) Any notice required or permitted to be given to the Employer shall be sufficiently given if mailed by registered mail to the Employer's Head Office at its address last known to the Executive, or if delivered to the Employer via facsimile.

14. Severability

         In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

15. Entire Agreement

         This document constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by the Employer, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

16. Modification of Agreement

         Any modification to this agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

17. Headings

         The headings used in this agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

18. Governing Law

         This agreement shall be construed in accordance with the laws of the State of Nevada and the Laws of the State of Nevada shall govern all disputes arising hereunder.

         IN WITNESS WHEREOF this agreement has been executed by the parties to it, the day, month and year first written. THIS AGREEMENT made as at the 1st day of August, 2003.



AVVAA World Health Care Products


/s/  J.S. Farley
-------------------------------------
Director

/s/ C.T. Austin
-------------------------------------
Director


Ron Reynolds

/s/  Ron Reynolds
--------------------------------------
Signed